UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

June 1, 2018

(Date of Report)

May 29, 2018

(Date of Earliest Reported Event)

AMERICATOWNE Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55206	46-5488722
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

4700 Homewood Court, Suite 100, Raleigh, North Carolina 27609
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(888) 406 2713

 (ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

AmericaTowne, Inc., a Delaware corporation (“AmericaTowne,” or the “Company”) has entered into three material definitive agreements with three separate county governmental entities in the Republic of Kenya. The agreements identify the Company as “AmericaTowne Holdings, Inc.,” the name of the surviving entity once the merger between the Company and ATI Modular Technology Corp. (“ATI Modular”), is deemed effective. It is the Company’s position that these agreements were entered into by the Company and will continue forward once the aforementioned merger is complete. The details of the three agreements are provided below.

On May 26, 2018, the Company executed a Memorandum with the Turkana County Government in the Republic of Kenya (“Turkana”) memorializing the basis for a partnership between Turkana and the Company. Pursuant to the agreement, Turkana will purchase equipment from the Company pursuant to two Tenders, numbered TCG/MOW/37/2018-2019 (the “First Turkana Tender”) and TCG/MOW/38/2018-2022 (the “Second Turkana Tender”). The First Turkana Tender provides for the delivery of solar power equipment, while the Second Turkana Tender provides for the delivery of supply and maintenance of water borehole equipment. The agreement provides that the Company shall work with the Turkana Government Department of Finance and present an invoice for the total costs associated with the equipment by June 8, 2018. Upon receipt of the invoice, Turkana will pay the Company eighty percent (80%) of the invoice. Thereafter, the Company will deliver the equipment within thirty (30) days or at the most expeditious time. Once delivered, Turkana will pay the remainder of the invoice. The total value of the First Turkana Tender is 1.2 billion Kenya Shillings (approximately $11.9 million USD) annually for two years. The Second Turkana Tender totals 900 million Kenya Shillings (approximately $8.9 milionl USD) annually for four years. Prior to the entry into this agreement or partnership with Turkana, Turkana was not a related party to the Company or ATI Modular. Though the agreement was signed on May 26, 2018, the Company did not receive a fully executed copy until May 28, 2018.

On May 29, 2018, the Company executed a Memorandum with the Siaya County Government in the Republic of Kenya (“Siaya”) memorializing the basis for a partnership between Siaya and the Company similar to the partnership between the Company and Turkana. Pursuant to the agreement, Siaya will purchase equipment from the Company for the completion of county projects referred to as SQ NO SC/EVC/008/04/2018 and PRO/15295.SC/EVC/008/04/2018 (the “County Projects”). The County Projects involve infrastructure development and similar county-wide projects. The Company will provide, among other things, forklifts, water pipes, trucks, generators, cranes, and other building materials. A list of other equipment to be supplied is attached in a specifications document attached hereto as an exhibit. The agreement provides that the Company shall work with the Siaya Government Department of Finance and present an invoice for the total costs associated with the equipment by June 8, 2018. Upon receipt of the invoice, Siaya will pay the Company seventy-five percent (75%) of the invoice. Thereafter, the Company will deliver the equipment within thirty (30) days or at the most expeditious time. Once delivered, Siaya will pay the remainder of the invoice. The total value of the partnership is valued at 2.6 billion Kenya shillings, or approximately $26 million USD. Prior to the entry into this agreement or partnership with Siaya, Siaya was not a related party to the Company or ATI Modular.

The Company entered into an Equipment Supply Agreement with Siaya, which further memorializes the agreement discussed above. The Equipment Supply Agreement is attached hereto as an exhibit. Notably, the Equipment Supply Agreement also calls for the Company to exercise commercially reasonable good faith in facilitating the acquisition of equipment for Siaya consistent with Siaya’s specifications.

On May 28, 2018, the Company executed a Memorandum with the Busia County Government in the Republic of Kenya (“Busia”) memorializing the basis for a partnership between Busia and the Company. Pursuant to the agreement, Busia will purchase equipment from the Company pursuant to a tender numbered BSA/CG/25/2018-2019/2020. (the “Busia Tender”). The Busia Tender is for power generators. The agreement provides that the Company shall work with the Busia Government Department of Finance and present an invoice for the total costs associated with the equipment by June 8, 2018. Upon receipt of the invoice, Busia will pay the Company eighty percent (80%) of the invoice. Thereafter, the Company will deliver the equipment within thirty (30) days or at the most expeditious time. Once delivered, Busia will pay the remainder of the invoice. The total value of the Busia Tender is 750 million Kenya Shillings, or approximately $7.5 million USD annually for three years. Prior to the entry into this agreement or partnership with Busia, Busia was not a related party to the Company or ATI Modular.

SECTION 9 – FINANCIAL STATEMENT AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Turkana County Memorandum
10.2	Siaya County Memorandum
10.3	Siaya County Specifications Document
10.4	Siana County Equipment Supply Agreement
10.5	Busia County Memorandum
10.6	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICATOWNE, INC. By: /s/ Alton Perkins Alton Perkins Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary Dated: June 1, 2018